Kinetik Executes New Accounts Receivable Securitization Facility
HOUSTON & MIDLAND, April 3, 2024 – Kinetik Holdings Inc. (NYSE: KNTK) (“Kinetik” or the “Company”) today announced that one of its subsidiaries has entered into an agreement with PNC Bank, National Association for a $150 million accounts receivable securitization facility (“A/R Facility”) which matures April 2025 with an ongoing renewal mechanism. The initial borrowing base of $150 million will vary with the value of the Company's accounts receivable balance. Borrowings under the A/R Facility bear interest at the one-month term SOFR rate plus 90 basis points.
Kinetik intends to use the net proceeds from the A/R Facility to repay a portion of the outstanding borrowings under its existing Term Loan Credit Facility (“Term Loan”), lowering the remaining balance to $1.0 billion. As a result, the maturity of the Term Loan will extend to December 8, 2026.
About Kinetik Holdings Inc.
Kinetik is a fully integrated, pure-play, Permian-to-Gulf Coast midstream C-corporation operating in the Delaware Basin. Kinetik is headquartered in Midland, Texas and has a significant presence in Houston, Texas. Kinetik provides comprehensive gathering, transportation, compression, processing and treating services for companies that produce natural gas, natural gas liquids, crude oil and water.
Forward-looking statements
This news release includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements regarding the Offering. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the

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circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. See Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.
Contacts
Kinetik Investors:    (713) 487-4832    Maddie Wagner
        (713) 574-4743    Alex Durkee
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